Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2010, in Amendment No 1. to the Registration Statement (Form S-11 No. 333-163034) and related prospectus of Two Harbors Investment Corp. for the registration of 9,906,918 warrants and 9,906,918 shares of its common stock that may be issued upon exercise of the warrants.

/s/ Ernst & Young LLP

Minneapolis, MN
March 30, 2010